Exhibit 99.1

Waitr Holdings Announces Plan to Adjourn the Special Meeting of Stockholders

Stockholders who have not voted are strongly encouraged to vote their shares at the reconvened Special Meeting on October 20, 2022

LAFAYETTE, LA (October 6, 2022) – Waitr Holdings Inc. (Nasdaq: WTRH), a leader in on-demand ordering and delivery, announces that its Special Meeting of Stockholders to be held on October 6, 2022 at 10:00 a.m. Eastern Time will be adjourned until October 20, 2022 at 10:00 a.m. Eastern Time in order to provide stockholders additional time to vote on the proposal to approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of Company common stock at a ratio between one-for-five (1:5) and one-for-twenty (1:20), without reducing the authorized number of shares of Company common stock, if and when determined by the Company’s Board of Directors in its sole discretion.
This proposal has received significant support based on the shares that were voted by stockholders; however, the favorable votes were less than the majority of our shares of common stock issued and outstanding, which is the threshold required to approve this proposal. Accordingly, the Special Meeting of Stockholders will be adjourned and will reconvene virtually on October 20, 2022 at 10:00 a.m. Eastern Time. To participate in the reconvened Special Meeting, visit http://www.viewproxy.com/waitrappsm/2022 to register in advance of the meeting. You may access the reconvened Special Meeting as early as 9:45 a.m. Eastern Time on October 20, 2022, using the unique join link and password provided in the confirmation email you receive after registering, as described in the Proxy Statement. During this period of adjournment, the Company will continue to solicit stockholder votes on this proposal.
The principal reason that the authority to effect the reverse stock split is being sought by our Board of Directors is that the Board of Directors believes it will be necessary to ensure a share price high enough to satisfy the continued listing requirements of the Nasdaq Capital Market, although there can be no assurance that the trading price of our common stock would be maintained at such level or that we will be able to maintain any such listing of our common stock on the Nasdaq Capital Market in the future. To maintain listing, the Nasdaq Listing Rules require, among other things, that our common stock maintain a minimum closing bid price of $1.00 per share (the “Bid Price Rule”). If the Company does not regain compliance with the Bid Price Rule prior to January 23, 2023, we expect that Nasdaq will provide written notification to the Company that its common stock will be delisted. We would expect to work with Nasdaq to effect an orderly delisting.
Waitr encourages all stockholders as of the August 15, 2022 record date who have not yet voted their shares on the proposal or are uncertain if their shares have been voted on the proposal to contact their broker or bank to vote their shares. The Board of Directors and management request that these stockholders consider and vote their proxies as soon as possible on this proposal, but no later than October 19, 2022 at 11:59 p.m. Eastern Time. Stockholders who have previously submitted their proxy or otherwise voted on this proposal at the Special Meeting of Stockholders and who do not want to change their vote need not take any action. For questions relating to the voting of shares or to request additional or misplaced proxy voting materials, please contact Waitr’s proxy advisory group at 1-855-935-2551.
As described in the Proxy Statement, stockholders may use several methods to vote their shares of common stock, or to change their previously submitted vote, before October 19, 2022 at 11:59 p.m. Eastern Time. As of this date, telephonic voting is the simplest way to vote, by calling 1-855-935-2551.
The giving of a telephone proxy will not affect your right to vote virtually at the Special Meeting should you choose to attend. If you choose to attend the Special Meeting, you will have the ability to change your vote.

About Waitr Holdings Inc.
Founded in 2013, we are an on-demand ordering technology platform using the ‘deliver anything ASAP’ model making it easy to order food, alcohol, convenience, grocery, flowers, auto parts and more at your fingertips and get them delivered ASAP. Waitr’s proprietary in-stadium delivery technology now provides an enhanced fan experience at sports and entertainment venues, allowing fans to place orders from their favorite in-stadium concessions, directly from their seats through its ASAP platform. Additionally, we facilitate access to third parties that provide payment processing solutions for restaurants and other merchants. We provide a convenient way to discover, order and receive a wide variety of on-demand products – ASAP. As of June 30, 2022, we operate in approximately 1,000 cities throughout the United States.
Cautionary Note Concerning Forward-Looking Statements
This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the Company’s financial results, implementation of strategic initiatives, debt pay-down and future performance of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events, and thus involve uncertainty and risk. The words “believe,” “strategy,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “might,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “goal,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the impact of the coronavirus (COVID-19) pandemic on the Company’s business and operations, and those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information is set forth in Waitr’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022, filed with the SEC on August 8, 2022, and should be read in conjunction with these financial results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr.
Important Information
In connection with the solicitation of proxies, on August 23, 2022, Waitr filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with Waitr’s Special Meeting of Stockholders on October 6, 2022, which will be adjourned until October 20, 2022. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY WAITR WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Waitr’s Proxy Statement and any other materials filed by Waitr with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov.

Contact:

Investors
WaitrIR@icrinc.com